Exhibit 99.8(b)

MUTUAL OF AMERICA
CAPITAL MANAGEMENT

MUTUAL OF AMERICA

CAPITAL MANAGEMENT CORPORATION

320 PARK AVENUE
NEW YORK NY 10022-6839
212 224 1600
212 224 2500 FAX

December 30, 2005

Mutual of America Investment Corporation

320 Park Avenue

New York, New York 10022-6839

Attention: Manfred Altstadt, Chairman, President and CEO

RE: Agreement to Pay Operating Expenses Effective as of January 1, 2003 (“Agreement”)

•                       Notice of cancellation

•                       Amendment to Section 5

Dear Mr. Altstadt:

As of January 1, 2003, Mutual of America Capital Management Corporation (“Adviser”) entered into the Agreement, which formally documented the Adviser’s commitment to limit the expenses of Mutual of America Investment Corporation other than for advisory fees, extraordinary expenses and portfolio transaction costs so that such expenses on an annual basis will be equal to 0%. The Agreement automatically renews for one year periods from year to year unless either party provides written notice of cancellation as set forth therein. Section 5 of the Agreement permits the Adviser to cancel the Agreement upon written notice given within the two week period between December 16 and December 30, effective the following January 1.

The Adviser sought to cancel the Agreement effective January 1, 2006, but after discussion with Fund management, the Adviser has agreed to extend the date of cancellation to and including April 30, 2006 for a written notice of cancellation delivered to Mutual of America Investment Corporation between December 16 and December 30, 2005 inclusive. The Adviser and Mutual of America Investment Corporation agree to modify the Agreement, effective immediately, by adding the following sentence to the end of Section 5 of the Agreement:

“If the Adviser delivers to the Investment Company written notice of cancellation between December 16, 2005 and December 30, 2005 inclusive, the Agreement shall terminate at midnight on April 30, 2006.”

This letter constitutes written notice that the Agreement is cancelled effective at midnight on April 30, 2006, pursuant to Section 5 of the agreement, as amended hereby.

MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION
A SUBSIDIARY OF MUTUAL OF AMERICA LIFE INSURANCE COMPANY

Very truly yours,

Mutual of America Capital Management Corporation

by:	/s/ Amir Lear
Amir Lear
Executive Vice President and Chief Operating Officer

By signing below, Mutual of America Investment Corporation accepts and agrees to the amendment to section 5 of the Agreement set forth in the foregoing letter.

Mutual of America Investment Corporation	Date:	12/30/05

by:	/s/ John R. Greed
John R. Greed
Executive Vice President, Chief Financial Officer and Treasurer